UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2022

Avon Products, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-4881	13-0544597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Nunn Mills Road, Northampton NN1 5PA United Kingdom
(Address of Principal Executive Offices)

+44-1904-232425
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

In February 2022, Avon Products, Inc. (the “Company”) was named as one of more than 30 co-defendants in a personal injury lawsuit filed in Los Angeles, California, captioned Chapman, et al. v. Avon Products, Inc., et al., No. 22STCV05968. Among other things, Plaintiffs Rita-Ann Chapman and her husband, Gary Chapman, alleged that despite the fact that the Company has never used asbestos in its product formulas, certain talc-containing powder products the Company sold in the past in the U.S. were contaminated with asbestos during the talc formation and mining process. The complaint further alleged, among other things, that Mrs. Chapman’s use of the Company’s talc-containing powder products sold in the past, over several decades beginning in the 1950s, contributed to her developing mesothelioma. The Company stopped selling all products in the U.S. in 2016. Following a two-phase trial, the jury returned a verdict finding certain defendants at fault for Mrs. Chapman’s disease. The jury awarded Plaintiffs a total of $36 million in compensatory damages against the Company on December 14, 2022. It then awarded $10.3 million in punitive damages against the Company on December 16, 2022. The Company’s products undergo rigorous safety evaluation for consumer use. The Company believes it has strong grounds for seeking to overturn the verdict in this case and will immediately pursue all available post-trial motions and, if necessary, appeals. Among other potential bases for appeal, the Company believes that the court improperly excluded all Company fact witnesses from testifying at trial and erred in denying the Company’s motions for mistrial.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2022

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
Name: Ginny Edwards
Title: VP, General Counsel and Corporate Secretary